Exhibit 99.1

Cloudflare, Inc. Announces Proposed Private Offering of $2.175 Billion of Convertible Senior Notes Due 2031

SAN FRANCISCO – August 10, 2026 – Cloudflare, Inc. (NYSE: NET)today announced its intention to offer, subject to market conditions and other factors, $2.175 billion aggregate principal amount of convertible senior notes due 2031 (the “notes”) in a private offering (the “offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Cloudflare also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a 13-day period beginning on, and including, the first day on which the notes are issued, up to an additional $325.0 million aggregate principal amount of the notes.

The notes will be senior, unsecured obligations of Cloudflare, and will bear interest payable semi-annually in arrears. The notes will be convertible into cash, shares of Cloudflare’s Class A common stock, or a combination thereof, at Cloudflare’s election. The notes will mature on August 15, 2031, unless earlier redeemed, repurchased, or converted. The interest rate, conversion rate, and other terms of the notes are to be determined upon pricing of the offering.

In connection with the pricing of the notes, Cloudflare expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to customary anti-dilution adjustments, the number of shares of Cloudflare’s Class A common stock underlying the notes sold in the offering. The capped call transactions are expected generally to offset potential dilution to Cloudflare’s Class A common stock upon any conversion of notes and/or reduce any cash payments Cloudflare is required to make in excess of the principal amount of such converted notes, as the case may be, with such offset and/or reduction subject to a cap. Cloudflare anticipates that the cap price of the capped call transactions will initially represent a premium of at least 150% over the last reported sale price of Cloudflare’s Class A common stock on The New York Stock Exchange on the pricing date of the offering.

Cloudflare has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of Cloudflare’s Class A common stock and/or enter into various derivative transactions with respect to Cloudflare’s Class A common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Cloudflare’s Class A common stock or the notes at that time. In addition, Cloudflare has been advised that the option counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Cloudflare’s Class A common stock and/or purchasing or selling shares of Cloudflare’s Class A common stock or other securities of Cloudflare in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so following any early conversion, repurchase, or redemption of the notes, to the extent Cloudflare unwinds a corresponding portion of the capped call transactions, or if Cloudflare otherwise unwinds all or a portion of the capped call transactions, and during the final observation period for the conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of Cloudflare’s Class A common stock or the trading price of the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs following conversion or during any observation period related to a conversion of notes, it could affect the number of shares, if any, and value of the consideration that noteholders will receive upon conversion of the notes.

Cloudflare intends to use a portion of the net proceeds from the offering of the notes to pay the cost of the capped call transactions. If the initial purchasers exercise their option to purchase additional notes, Cloudflare expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions with the option counterparties. Cloudflare intends to use the remainder of the net proceeds from the offering and the sale of such additional notes, if any, for general corporate purposes, which may include working capital, capital expenditures, repayment of outstanding indebtedness, and potential acquisitions and strategic transactions.

The notes will only be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act by means of a private offering memorandum. Neither the notes nor the shares of Cloudflare’s Class A common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes or any shares of Class A common stock issuable upon the conversion of the notes, nor shall there be any sale of the notes or any such shares in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

Contacts

Investor Relations Information
Phil Winslow
ir@cloudflare.com

Press Contact Information
Daniella Vallurupalli
press@cloudflare.com